SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     --------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported):

                                 August 18, 2003

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                               Gardenburger, Inc.
               (Exact Name of Registrant as Specified in Charter)

                                     Oregon
                 (State or Other Jurisdiction of Incorporation)

                                     0-20330
                              (Commission File No.)

                                   93-0886359
                        (IRS Employer Identification No.)

                      1411 S.W. Morrison Street, Suite 400
                             Portland, Oregon 97205
               (Address of Principal Executive Offices) (Zip Code)

               Registrant's Telephone Number, Including Area Code:
                                 (503) 205-1500



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ITEM 5.  OTHER EVENTS.

            On August 18, 2003, Gardenburger, Inc. (the "Company"), issued a press release announcing receipt of an offer from Pattico, Inc. (an entity formed by the Company's Chairman, President, and Chief Executive Officer, Scott
C. Wallace, and certain other members of its management) to purchase all the outstanding shares of the Company's common stock in a going-private transaction. Under the terms of the proposal, each outstanding share of the Company's common stock would be converted into the right to receive $0.50 in cash, and the outstanding preferred stock and convertible senior subordinated debt of the Company would be exchanged for shares of a new series of preferred stock of the Company. The Company announced that a special committee of independent directors has been formed to consider and enter into negotiations regarding the proposal and to consider other strategic alternatives available to the Company.

            The Company further announced in the press release that it has amended its Amended and Restated Rights Agreement dated July 15, 1999 (the
"Rights Agreement"). The holders of the Company's Series C and Series D Convertible Preferred Stock (together, the "Preferred Stock") approved the amendment at a special meeting of preferred shareholders held on August 18, 2003, by the affirmative vote of the holders of approximately 74 percent of the outstanding shares of Preferred Stock voting as a single voting group:

      Votes For:       Votes Against:       Abstentions:       Broker Non-Votes:
      ----------       --------------       ------------       -----------------

      2,400,000             -0-                 -0-                   -0-

            Under the amendment to the Rights Agreement, no person will be deemed an "Acquiring Person" as a result of such person's participation in negotiations regarding the transaction proposed by Pattico, Inc., or by consummation of the proposed transaction. The amendment enables the special committee of independent directors to enter into discussions with the holders of the Preferred Stock and the holder of the Company's convertible senior subordinated debt. The consent of holders of a majority in interest of the Preferred Stock and the convertible debt holder is required to complete the proposed transaction. Copies of the press release and the amendment to the Rights Agreement are attached to this report as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND
          EXHIBITS.

            (c) The following exhibits are filed with this report:

                99.1 Press release of the Company, issued August 18, 2003, announcing receipt of an offer from an entity formed by certain members of the Company's management to acquire the outstanding common stock of the Company.

                99.2 Amendment No. 4 dated August 18, 2003, to the Company's Amended and Restated Rights Agreement dated July 15, 1999.

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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         GARDENBURGER, INC.


Dated:  August 18, 2003                  By: /s/ Lorraine Crawford
                                             ---------------------------
                                             Lorraine Crawford
                                             Vice President of Finance,
                                             Corporate Controller,
                                             Secretary and Treasurer

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